EXHIBIT 99.1

Contact:	John R. Lund, CFO
Cysive, Inc.
703.259.2300

Cysive and Snowbird Sign Amendment to Merger Agreement
Increasing Merger Consideration to $3.23 Per Share

Reston, VA – September 15, 2003 – Cysive, Inc. (Nasdaq: CYSV) (“Cysive”) today announced that it has entered into an amendment to the previously announced Agreement and Plan of Merger, dated as of May 30, 2003, between it and Snowbird Holdings, Inc. (“Snowbird”), a newly formed entity owned by Nelson A. Carbonell, Jr., Chairman of the Board of Directors, President and Chief Executive Officer of Cysive.

The amendment provides for various changes to the merger agreement, including the following:

(1)	The merger consideration to be received by Cysive’s stockholders (other than Snowbird and Mr. Carbonell) has been increased to $3.23 per share (from $3.22 per share) of Cysive common stock. Shares held by Snowbird and Mr. Carbonell will be cancelled at the effective time of the merger and no consideration will be paid with respect thereto.

(2)	The condition to Snowbird’s obligation to consummate the merger that Snowbird obtain financing for the merger on terms reasonably acceptable to it has been eliminated, as has the ability of Cysive to terminate the merger agreement if such financing had not been obtained by July 30, 2003.

(3)	At the effective time of the merger, Snowbird will cause Cysive to deposit a sufficient amount in cash with the exchange agent to fund the merger consideration to be paid to Cysive’s stockholders (other than Snowbird and Mr. Carbonell).

(4)	The requirement that Cysive pay Snowbird a termination or “breakup” fee under certain circumstances has been eliminated.

(5)	The aggregate amount of the fees and expenses of Snowbird that Cysive may be required to pay under certain circumstances has been reduced from a maximum of $1,650,000 to a maximum of $600,000.

In addition, pursuant to the terms of the amendment, Mr. Carbonell has transferred all of the shares of Cysive common stock owned by him to Snowbird.

The amendment has been unanimously approved by Cysive’s Board of Directors (other than Mr. Carbonell and Mr. Lund, who abstained and did not vote) following the unanimous recommendation of a Special Committee of disinterested directors. The amendment was recommended by the Special Committee following negotiations between Snowbird and the Special Committee regarding the terms and conditions of the amendment. Broadview International LLC served as financial advisor to Cysive and provided its opinion to the Special Committee that the consideration to be received in the merger is fair, from a financial point of view, to Cysive’s stockholders other than Snowbird and its affiliates.

As a result of the merger, Cysive will become a privately-held company. Accordingly, upon closing, the registration of Cysive common stock under the Securities Exchange Act of 1934 will terminate and Cysive will cease filing reports with the Securities and Exchange Commission (“SEC”).

The announcement of the amendment described above is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of Cysive common stock. Cysive intends to promptly file revised preliminary proxy materials with the SEC for the special meeting of stockholders to vote on the merger. Upon completion of the SEC’s review of the preliminary proxy materials, Cysive will call a special meeting of its stockholders to vote on the proposed transaction and will file with the SEC and mail to its stockholders definitive proxy materials. The definitive proxy materials will contain important information regarding the merger, including, among other things, the recommendation of Cysive’s Board of Directors and the Special Committee in respect of the merger. Stockholders are advised to read the definitive proxy materials when made available, including the proxy statement and the merger agreement, as amended, before making any decisions regarding the merger. Copies of the definitive proxy materials, and any amendments or supplements thereto, will be available without charge at the SEC’s website at www.sec.gov or at Cysive’s website at www.cysive.com when they are mailed to stockholders.

Cysive, Mr. Carbonell and the other directors of Cysive may be deemed to be participants in the solicitation of the Cysive’s stockholders in favor of the merger. Information concerning the direct or indirect interests, by security holdings or otherwise, of these persons is contained in Cysive’s Proxy Statement on Schedule 14A, filed with the SEC on March 19, 2003, and will be contained in the definitive proxy materials relating to the merger.

About Cysive®

Cysive is a provider of interaction server technology through its software product, Cysive Cymbio Interaction Server®, or Cysive Cymbio®. Cysive Cymbio is User Interaction Management (UIM) software that delivers a seamless user experience across devices, applications and intermittent connections. Cysive Cymbio integrates the enterprise where it affects users the most — the presentation tier — providing one corporate face to customers and other users. Cysive Cymbio software reduces the cost of multi-channel solutions and enables rapid front-end integration of third-party systems and newly acquired or merged companies. Cysive Cymbio delivers customers and internal users a great experience that increases satisfaction, self-service and productivity, while reducing call center, systems management and software maintenance costs. Cysive is headquartered in Reston, VA and can be found on the Internet at www.cysive.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Cysive’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties, including the risk that Cysive may be unable to successfully complete the proposed merger. Factors that may cause actual results to differ from those contained in the forward-looking statements include: the failure of Cysive’s stockholders to approve the merger at the special meeting or the failure of any party to the merger agreement to satisfy a condition for the closing of the merger on or prior to November 30, 2003. For a discussion of other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Cysive’s quarterly report on Form 10-Q filed with the SEC on August 14, 2003, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Cysive is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable securities laws.

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